CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2012 with respect to the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K for the year ended December 31, 2011 of American Realty Capital New York Recovery REIT, Inc. which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/GRANT THORNTON LLP

Philadelphia, PA

December 18, 2012